                                                                       Exhibit 3

                                    CREDIT
                                    SUISSE

                                Credit Approved
                                  Term Sheet

                                      for

                           Logitech International SA
                                 Logitech Inc.


                                [LOGITECH LOGO]



--------------------------------------------------------------------------------



                               7. February 2001


       This Credit Approved Term Sheet is valid until 28 February 2001.



Any term, condition or ratio in this credit approved term sheet is subject to Logitech's satisfaction with the completion of the financial, accounting, legal and tax due diligence.

--------------------------------------------------------------------------------



Purpose:               To finance the purchase of 100% of "Thunder".

                       "Thunder" will be acquired by Logitech International SA/Logitech
                       Inc. "Logitech" or a to be established Newco ("Newco"), which will be owned 100% by Logitech.


-----------------------------
A  Parties
-----------------------------

Borrower:              Newco or Logitech International SA/Logitech Inc. ("Logitech"). The
                       obligations will be fully guaranteed by Logitech International SA.

Lender:                Credit Suisse (the "Bank"). Assignment or transfer may be permitted to other financial institutions selected by the Bank subject to the consent of the Borrower, which shall not be unreasonably withheld.

Agent &                Credit Suisse.
Underwriter:

-----------------------------
B  Terms and Conditions
-----------------------------

Facility:              Senior Multicurrency Bullet Term Loan Credit Facility (bridge loan) up to a maximum amount of USD 100.0 million (United States Dollar one hundred
                       00/100 million) with roll-over periods up to 6 months. Drawings will be available in USD, EUR and CHF.

Final Maturity:        12 months from closing, not longer than March 31, 2002.

Interest for           LIBOR for respective interest periods plus a margin as follows:
Facility:              92.5 basis points ("bps") p.a. for the first 6 months after closing;
                       130 basis points ("bps") p.a. for months 7, 8 and 9 after closing;
                       180 basis points ("bps") p.a. for months 10,11 and 12 after closing.

Default Rate:          Interest on overdue amounts will accrue at a rate equal to the interest rate (LIBOR plus applicable margin as described above) plus an additional
                       200 bps.


Any term, condition or ratio in this credit approved term sheet is subject to Logitech's satisfaction with the completion of the financial, accounting, legal and tax due diligence.

--------------------------------------------------------------------------------

LIBOR:                   LIBOR shall be determined by reference to Telerate screen 3740 or 3750 as appropriate, rounded upwards to the next 1/16 of a percent or, if not available, by reference banks. Interest is calculated on the basis of the actual number of days elapsed and a year of 360 days and is payable at the end of each interest period.

Interest Periods:        Interest shall be payable at the end of each roll-over period.

Upfront Fee:             The Upfront Fee will be 0.25% flat on the total Facility amount and will become due and payable at closing.

Termination Fee:         If the Credit Suisse Proof of Financing is used by the Borrower
                         (regardless, whether the Credit Suisse Term Sheet was accepted by the
                         Borrower or not), a non-refundable Termination Fee of USD 50,000.-- shall become due and payable.  Should the acquisition be consummated, this
                         Termination Fee will be credited towards the above-mentioned Upfront Fee.

Security:                Pledge and assignment of 100% of the shares of "Thunder".

Repayment:               The principal amount shall be repaid in full on the Final Maturity Date.
                         All proceeds raised in the capital market must be utilized to repay the
                         Facility. All proceeds from the sale of material assets shall be applied towards repayment of the Facility.

Prepayment:              The Borrower may prepay all or part of the Facility (together with a reduction in the committed amount) in minimum amounts of USD 10 million and in integral multiples of USD 5 million voluntarily on giving at least five business days written irrevocable notice to the Bank. Breakage costs will be payable if a prepayment does not occur on an interest payment date.

                         All prepayments will be made together with interest accrued on the amount prepaid. Any amount prepaid from the Facility may not be redrawn. Any notice of intended prepayment will be irrevocable.

Cancellation:            Any amount of the Facility not drawn down within 30 days of the date of signing the Facility Agreement will be cancelled. Amounts cancelled cannot be redrawn.

Documentation:           Appropriate documentation and a Facility Agreement which will set out terms including, but not limited to, conditions precedent to each drawing, increased costs due to severe market disruption, representations and warranties, undertakings, financial covenants and events of default, in each case, conventional for lending of this kind.


Any term, condition or ratio in this credit approved term sheet is subject to Logitech's satisfaction with the completion of the financial, accounting, legal and tax due diligence.

--------------------------------------------------------------------------------


Conditions
Precedent to
Drawdowns:             Customary for such transactions including but not limited to:

                       1.  CSFB has a right of first refusal on all equity issues and capital market instruments which are issued to refinance the
                           Facility;
                       2.  The constitutional documents of the Borrower;
                       3.  Formation and due standing of Newco, Logitech International SA and Logitech Inc. with due subscription and fully-paid-in share capital;
                       4.  Receipt of all required internal and regulatory approvals and securities laws clearances;
                       5.  Deed of Pledge;
                       6.  Transfer of the pledged shares into the Borrower's Safe Custody
                           Account No. 0835-[] at the Bank to the extent legally permitted;
                       7.  All documents and agreements signed and delivered in connection with the acquisition and financing of "Thunder";
                       8.  All necessary corporate authorizations for the entry into the transaction documents;
                       9.  Documentation of the facility;
                       10. Legally binding Purchase Contract between Newco and "Thunder";
                       11. No Event of Default or potential Event of Default exists;
                       12. No material adverse change in operations, business, properties, conditions (financial or otherwise) or prospects of the Borrower since 30 September 2000;
                       13. Compliance with and maintenance of all applicable laws and regulations, including all required regulatory consents and approvals;
                       14. Representation and warranties remain true and correct as of the proposed date of making such draw down.

Expenses:              All reasonable professional fees (including accountants, outside legal counsel and any notary fees) and out of pocket expenses
                       (including, but not limited to those incurred in the negotiation, preparation, printing, execution and perfection of all security and facility documentation) incurred by the Bank at any time in connection with the Facility will be for the account of the
                       Borrower, it being understood that the Bank will mandate a reputable law firm for the facility documentation.

Representations        To include, but not limited to, representations related to corporate
and Warranties:        existence, financial condition, litigation, corporate authority, approvals, taxes, credit agreements and other material agreements, investments, compliance with laws and regulations, disclosure, assets, solvency, environmental matters, proprietary rights, real property and insurance, and any representations deemed necessary by local counsel.



Any term, condition or ratio in this credit approved term sheet is subject to Logitech's satisfaction with the completion of the financial, accounting, legal and tax due diligence.

--------------------------------------------------------------------------------


Covenants              To include, but not limited to (and subject to materiality thresholds and exceptions (to be agreed)) the following:

                       1.  Logitech will deliver audited annual financial statements and audited quarterly financial statements on a consolidated basis;
                       2.  Negative pledge (excluding liens arising by operation of law, title retention or similar provisions and other exclusions which are conventional for this type of lending);
                       3.  Cross default;
                       4.  Change of ownership;
                       5.  Compliance with and maintenance of all applicable laws and regulations, including all required regulatory consents and approvals;
                       6.  Notification to the Bank of any Event of Default or potential
                           Event of Default;
                       7.  No additional major acquisitions since the acceptance of the Term
                           Sheet without the prior approval of the Bank;
                       8.  Maintenance of properties and adequate insurance;
                       9.  Not to enter into transactions with third parties other than at arm's length commercial terms;
                       10. Reimbursement of increased costs in the event of reserve requirements or similar impositions by regulatory authorities in the countries of the Bank or other measures by regulatory authorities
                           (after the date of the Facility Agreement) including costs of implementation of future capital adequacy requirements.
                       11. Confirmation by the Chief Financial Officer of Logitech
                           International SA that the existing indebtedness of "Thunder" will be refinanced as requested by the existing lenders.
Events
of Default             Upon the occurrence of an Event of Default, the Bank shall become entitled to declare that all amounts owing under the Facility are immediately due and payable.

                       The Events of Default will include those customary in such transactions, including, but not limited to:

                       1.  Default on any payment by the Borrower under any finance document when due and payable;
                       2.  Cross default of any other material indebtedness;
                       3.  Breach of other obligations under any finance document with appropriate cure periods;
                       4.  Insolvency proceedings against the Borrower or its subsidiaries;
                       5.  Representations and warranties are untrue in any respect;
                       6.  It becomes illegal for the Borrower to comply with its obligations under any finance document;

                       7.  The Borrower ceases or suspends, or threatens to cease or suspend, to


Any term, condition or ratio in this credit approved term sheet is subject to Logitech's satisfaction with the completion of the financial, accounting, legal and tax due diligence.

--------------------------------------------------------------------------------


                           carry on all or a substantial part of its business.

Governing Law:         Swiss Law.

Jurisdiction:          The Borrower will submit to the non-exclusive
                       jurisdiction of the Courts of Switzerland.

Confidentiality:       The Bank will keep all information made available to it
                       confidential subject to agreed exceptions such as disclosure required by law, disclosure of information already in the public domain without default by any Bank and disclosure to professional advisors on a need to know basis.



Zurich, February 7, 2001

CREDIT SUISSE



Andreas Tschopp                         Albert Angehrn
Director                                Director





Agreed: _______________________________        Date:______________________
        Logitech International SA